Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Gardiner Healthcare Acquisitions Corp.

New York, New York

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated June 3, 2021, relating to the financial statements of Gardiner Healthcare Acquisitions Corp., which is contained in that Prospectus. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

New York, NY

December 15, 2021